Exhibit 99.3

Consent of Evercore Group L.L.C.

September 14, 2026

First Hawaiian, Inc.

999 Bishop St., 29th Floor

Honolulu, Hawaii 96813

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 12, 2026, to the Board of Directors of First Hawaiian, Inc. (“First Hawaiian”), as Annex B to, and reference thereto under the captions “Summary—Opinion of First Hawaiian’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—First Hawaiian’s Reasons for the Mergers; Recommendation of the First Hawaiian Board of Directors”, “The Mergers—Opinion of First Hawaiian’s Financial Advisor” and “The Mergers— Certain Unaudited Prospective Financial Information” in the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 filed by First Hawaiian with the U.S. Securities and Exchange Commission (the “SEC”) on September 14, 2026 (the “Registration Statement”), and relating to the proposed mergers involving First Hawaiian and TriCo Bancshares. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Eric Neveux

Eric Neveux
Senior Managing Director